  EXHIBIT 6.2

Reinstatement and First Amendment to
Purchase and Sale Agreement

This Reinstatement and First Amendment to Purchase and Sale Agreement (“First Amendment”) is made and entered into as of November 4, 2016, by and between Pacific 2700 Ygnacio Corporation, a Delaware corporation (“Seller”), and GK Development, Inc., an Illinois corporation (“Purchaser”), with reference to the following facts.

Recitals

A. Seller and Purchaser entered into that certain Purchase and Sale Agreement, dated as of October 5, 2016 (“Original Agreement”), pursuant to which Seller agreed to sell and Purchaser agreed to purchase that certain improved real property located in the City of Walnut Creek, County of Contra Costa, State of California, located at 2700 Ygnacio Valley Road, and more particularly described in Exhibit A attached to the Original Agreement.

B. On November 3, 2016, Purchaser sent a notice that it was terminating the Original Agreement pursuant to Section 3.4 thereof.

C. Purchaser and Seller now desire to reinstate and amend the Original Agreement on each and all of the terms, provisions and conditions contained herein.

Agreement

Now Therefore, in consideration of the promises, terms and conditions contained herein and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1. Defined Terms. All capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Original Agreement. As used herein and in the Original Agreement, the term “Agreement” shall mean the Original Agreement, as amended by this First Amendment.

2. Reinstatement; Ratification. Seller and Purchaser hereby reinstate the Original Agreement, as though never terminated, and, except as set forth in this First Amendment, the Original Agreement is hereby ratified and affirmed in all respects. Except as modified by this First Amendment, the terms and provisions of the Original Agreement shall remain unchanged and are hereby ratified and confirmed. If there is any conflict between the terms and provisions of the Original Agreement and this First Amendment, the terms and provisions of this First Amendment shall control and prevail.

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3. Additional Deposit. In consideration of Seller’s agreement to enter into this First Amendment and extend the Investigation Period as set forth below, on or before November 8, 2016, Purchaser shall deposit with Escrow Agent the amount of One Hundred Thousand Dollars ($100,000.00) (the “First Amendment Deposit”). The First Amendment Deposit shall be added to and be deemed a part of the Deposit for all purposes of the Agreement.

4. Investigation Period. The Investigation Period is hereby extended to and shall expire at 5:00 p.m. Pacific Time on November 14, 2016.

5. Effectiveness of First Amendment. This First Amendment shall not be effective until executed by both Purchaser and Seller.

6.  Counterparts; Facsimile or Email Signatures. This First Amendment may be signed in counterparts, each of which shall be an original, but all of which shall constitute one agreement. This First Amendment may be delivered by facsimile or by email transmittal of a PDF image, and such facsimile or PDF counterparts shall be valid and binding on Purchaser and Seller with the same effect as if original signatures had been exchanged.

7.  Entire Agreement. The Original Agreement, together with all schedules and exhibits thereto, as amended by this First Amendment, shall constitute the entire agreement and understanding of the parties. The Original Agreement as amended by this First Amendment may be amended or modified only by a written agreement subsequently executed by Purchaser and Seller.

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In Witness Whereof, Purchaser and Seller have executed this First Amendment to be effective as of the date first above written.

Purchaser:	GK Development, Inc., an Illinois corporation

	By:	/s/ Garo Kholamian
	Name:	Garo Kholamian
	Title:	President

Seller:	Pacific 2700 Ygnacio Corporation, a Delaware corporation

	By:	/s/ Joyce Yonce
	Name:	Joyce Yonce
	Title:	Assistant Secretary

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